Exhibit 10(b)
Execution Version

Termination Agreement between ProGas Limited and Northeast Energy Associates, A Limited Partnership dated January 14, 2005

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the "Agreement") is made this 14th day of January, 2005, (the "Effective Date") by and between PROGAS LIMITED, a Canada corporation ("ProGas"), and NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP, a Massachusetts limited partnership ("NEA") (each a "Party", and collectively the "Parties").

WITNESSETH:

WHEREAS, ProGas and NEA are parties to a contract pursuant to which ProGas sells natural gas to NEA for consumption at NEA's 300 MW natural gas-fired electrical and steam generation facility located in Bellingham, Massachusetts (the "Facility");

WHEREAS, ProGas and NEA are parties to a Gas Purchase Contract, dated as of May 12, 1988, as amended by an Amending Agreement, dated as of April 17, 1989, and by a Second Amending Agreement, dated as of June 23, 1989, and by an Amending Agreement, dated as of November 1, 1991, and by an Amending Agreement and a Letter Agreement, both dated as of July 30, 1993, (collectively, the "NEA Base Contract"), as further amended by an Amending Agreement dated as of March 1, 2003 (the "Amending Agreement"), as further amended by a Partial Termination Agreement dated January 6, 2004, as amended, (the "Partial Termination Agreement") (the NEA Base Contract, as amended by the Amending Agreement and the Partial Termination Agreement, the "Contract");

WHEREAS, the Contract governs the purchase by NEA and sale by ProGas of 12,507 MMBtus/day of natural gas;

WHEREAS, pursuant to the terms and conditions set forth herein, the Parties desire to terminate their respective obligations under the Contract, including, without limiting the foregoing, any obligation to buy and sell the Daily Contract Quantity (as defined in the Contract and hereinafter referred to as the "Daily Contract Quantity") equal to 12,507 MMBtus/day;

WHEREAS, the Parties agree that NEA will pay to ProGas or ProGas will pay to NEA, as appropriate, a Termination Payment (as hereinafter defined) in consideration for the termination of the Contract;

WHEREAS, pursuant to an agreement (the "Firm Service Agreement") with TCPL (as hereinafter defined), ProGas has obtained firm gas transportation service from TCPL for the natural gas to be supplied to NEA under the Contract, and will incur costs in connection with such gas transportation arrangements in the event that the Contract is terminated;

WHEREAS, pursuant to the ProGas/TransCanada NE Assignment Agreement dated on or about July 30, 1993, by and between ProGas and TCPL (the "Assignment Agreement"), ProGas collaterally assigned to TCPL certain payments due to ProGas from NEA under the Contract as security for payment of amounts due to TCPL under the Firm Service Agreement;

WHEREAS, pursuant to the Northeast Notice and Consent dated as of July 30, 1993, by and among ProGas, TCPL and NEA, NEA consented to such collateral assignment and other terms and conditions under the Assignment Agreement;

WHEREAS, pursuant to Section 6.3 of the Assignment Agreement, ProGas may not amend, modify or terminate the Contract without the prior written consent of TCPL;

WHEREAS, pursuant to the Bond Indentures (as hereinafter defined), NEA is prohibited from amending, modifying or terminating the Contract unless certain requirements described therein have been satisfied; and

WHEREAS, the Parties have agreed to a certain calculation methodology for determining the amount of the Termination Payment, which will be based on certain prevailing market conditions on the Termination Payment Calculation Date (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows

1. DEFINITIONS; TERM; APPENDICES
In addition to terms defined in the recitals hereto, the following terms shall have the meanings set forth below.
1.1 Defined Terms.

"Affected Producers" means the producers who have entered into long-term gas purchase agreements with ProGas and who are entitled to cast ballots approving or disapproving the pricing under the Replacement Resale Arrangement.

"Annual After Tax Discount Rate" means the agreed-upon proxy for ProGas' after tax discount rate, equal to 6.98% and used for the calculation of the NYMEX Reference Price and NYMEX Final Price
"Approvals" has the meaning set forth in Section 13(f).
"Base Termination Payment" has the meaning set forth in Section 3.2.

"Bond Indentures" means, collectively, the Trust Indenture dated as of November 15, 1994 among ESI Tractebel Funding Corp. (as successor to IEC Funding Corp.), as Issuer, NEA, NJEA and State Street Bank and Trust Company, as Trustee, as amended to date, and the Indenture dated as of February 19, 1998 by and among ESI Tractebel Acquisition Corp., as Issuer, Northeast Energy, L.P. and State Street Bank and Trust, as Trustee and Collateral Agent, as amended to date, pursuant to which senior notes and subordinated bonds, respectively, were issued to finance, in part, the Facility, together with any successor loan and security documents resulting from a refinancing, defeasance or exchange of such senior notes or subordinated bonds.

"Broker Quotes" means the written Mid-Market price quotations for monthly NYMEX Henry Hub Gas Prices obtained from OTC Brokers.
"Business Day" means Monday through Friday, excluding any day on which banks in either Calgary, Alberta (Canada) or New York, New York (U.S.A.) are closed for business.
"Calculation Period" means the period from November 1, 2005, through October 31, 2013.
"Calendar Year Swap Spread" has the meaning set forth in Section 3.4(a)(ii).
"Closing Date" has the meaning set forth in Section 3.1(a).
"Closing Notice" has the meaning set forth in Section 3.1(a).
"Corporate Approvals" has the meaning set forth in Section 2.6(e).
"Deviation Percentage" has the meaning set forth in Section 3.4(b).
"Effective Date" has the meaning set forth in the Preamble hereto.
"Eligible Broker Quotes" has the meaning set forth in Section 3.4(a)(ii).
"Expiration Date" has the meaning set forth in Section 2.2.
"Indemnified Person" has the meaning set forth in Section 17(a).

"Mid-Market" means the average of the "bid" and "offer" prices for natural gas. If bid and offer pricing is not simultaneously available, then for the purposes of this Agreement, the Mid-Market shall mean the "settlement" price published or quoted by NYMEX on the day that such pricing was sought, or the price most reasonably equivalent thereto.

"NEA Payment Cap" has the meaning set forth in Section 3.2(a).
"NEA PPA Restructuring" has the meaning set forth in Section 2.4(c)

"NEA Termination Payment" means the amount to be paid by NEA to ProGas, to the extent required pursuant to Section 3.2(a), in consideration for the termination of the Contract on the Termination Date, the spreadsheet showing the final calculations of which shall be attached hereto on the Closing Date as Appendix C.

"NYMEX" means the New York Mercantile Exchange, Inc.

"NYMEX Final Price" means the average of the NYMEX Henry Hub Gas Prices for each month in the Calculation Period calculated as of the Termination Payment Calculation Date using the average of (1) the relevant prices for such date, (2) the relevant prices for the Business Day immediately preceding such date, and (3) the relevant prices for the date that is two (2) Business Days prior to such date. An example of this calculation is shown on Appendix A.

"NYMEX Henry Hub Gas Prices" means the gas futures contract price for natural gas delivered at Henry Hub in U.S. Dollars per MMBtu, for each month from November 1, 2005 up to and including the year 2013 as determined in accordance with Section 3.4.

"NYMEX Price Differential" means the NYMEX Final Price minus the NYMEX Reference Price. The NYMEX Price Differential may be a negative number. An example of this calculation is shown on Appendix A.

"NYMEX Reference Price" means the average of the NYMEX Henry Hub Gas Prices for each month in the Calculation Period calculated as of October 7, 2004 and as calculated and shown on Appendix A as US$ 5.329/MMBtu.

"OTC Brokers" means the brokers listed on Appendix D and any other brokers agreed to in writing by the Parties for the purpose of providing Broker Quotes; provided, that any broker that is currently a counterparty to ProGas or NEA or who is in negotiations with ProGas or NEA to become a counterparty to ProGas or NEA respectively under any contract or other business arrangement or who for any other reason may not be a disinterested party for purposes of providing fair, arms-length, unbiased quotations under this Agreement shall not be an OTC Broker.

"Release" has the meaning set forth in Sections 2.5(f) and 2.6(h)
"Termination Date" has the meaning set forth in Section 2.1.
"Termination Payment" means either the NEA Termination Payment or the ProGas Termination Payment.
"Termination Payment Calculation Date" has the meaning set forth in Section 3.1(a).

"Producer Approval" means a Finding of Producer Support (as defined in the Alberta Natural Gas Marketing Act) issued by the Alberta Petroleum Marketing Commission pursuant to the Alberta Natural Gas Marketing Act which evidences the consent of the Affected Producers to the pricing under the Replacement Resale Arrangement.

"ProGas Termination Payment" means the amount to be paid by ProGas to NEA, to the extent required pursuant to Section 3.2(b), in consideration for the termination of the Contract on the Termination Date, the spreadsheet showing the final calculations of which shall be attached hereto on the Closing Date as Appendix C.

"ProGas Payment Cap" has the meaning set forth in Section 3.2(b).

"Published Values" means for any month the price for natural gas published by NYMEX in respect of that month on its website (www.nymex.com/jsp/markets/ng_fut_csf.jsp) in the table titled "Session Expanded Table" under the column "Most Recent Settle" on the day in which the value is sought, or if such website, table or column, as the case may be is discontinued or no longer available, the correlative information available on such website or on or through any successor or substantially equivalent information repository agreed to by the Parties.

"Replacement Resale Arrangement" means the resale arrangement or arrangements entered into or to be entered into by ProGas to resell gas volumes that would otherwise have been sold or made available to NEA under the Contract.

"Required Ballots" has the meaning set forth in Section 2.3(b).
"Swap Spread-Derived Price" has the meaning set forth in Section 3.4(a)(ii).
"Swap Spread-Derived Price Calculation" has the meaning set forth in Section 3.4(a)(ii).
"TCPL" means TransCanada PipeLines Limited, a Canada corporation and its successors and assigns.

"TCPL Consent" means the final and irrevocable consent of TCPL to the termination of the Contract required under the Assignment Agreement and obtained by ProGas pursuant to the terms hereof on terms and conditions reasonably acceptable to each of ProGas and NEA.

"Visible Market" means for any NYMEX Henry Hub Gas Price during any month, the Published Values or the Broker Quotes meeting the criteria set forth in Section 3.4(a)(ii).
1.2 Calculational Appendices.

(a) Appendices A and B to this Agreement set forth specific numerical values used to calculate various components of the Termination Payment and sample numerical values used to calculate a sample Termination Payment, which sample values shall be replaced with actual values (as of the Termination Payment Calculation Date) in order to calculate the actual Termination Payment, which shall be set forth on Appendix C. The Parties acknowledge and agree that the mathematical operations (addition, subtraction, multiplication and division) performed on the numerical values contained or to be contained in Appendices A through C in order to calculate the Termination Payment are embedded as functions in a Microsoft Excel spreadsheet, a copy of which has been provided to each Party's legal counsel.

(b) It is the intent of the Parties that the provisions of Articles 1 through 18 of this Agreement shall be construed consistently with Appendices A through C and sample calculations contained therein, and that together such provisions and appendices shall embody the agreement of the Parties with respect to the calculation of the Termination Payment.

2. TERMINATION; TERMINATION DATE; CONDITIONS PRECEDENT.

2.1 Termination of the Contract. Subject to the terms and conditions set forth below and provided that the Closing Date occurs on or prior to the Expiration Date the Parties agree that the Contract shall be terminated effective as of 9:59 a.m. (Eastern time) on November 1, 2005 (the "Termination Date"), and each Party agrees to deliver to the other a certificate acknowledging that the Release is effective as of the Termination Date. The delivery of such certificates shall not be a condition to the termination of the Contract or to the obligation of the Parties to make the Termination Payment pursuant to Section 3.1(a), herein.

2.2 Termination of Agreement. This Agreement shall be effective as of the Effective Date. If the Closing Date does not occur on or prior to March 31, 2005 (or such later date as extended pursuant to Section 3.1(a) or by mutual written agreement of the Parties) (the "Expiration Date"), this Agreement shall terminate effective 12:01 a.m. Eastern time on the first Business Day following the Expiration Date, unless this Agreement is terminated earlier pursuant to Section 2.3(c), 3.2(a) or Section 3.2(b). In the event of any such termination of this Agreement, the Contract shall continue unamended and unaffected by virtue of this Agreement; provided, however, such termination shall not release either Party from any claims by the other Party that it did not use commercially reasonable efforts in connection with its obligations under Sections 2.3 or 2.4 as applicable.

2.3 ProGas Covenants Pending Closing.
(a) Beginning on the Effective Date, ProGas shall use commercially reasonable efforts to obtain at its sole cost and expense, as promptly as practicable:
(i) the TCPL Consent, and
(ii) the Producer Approval.

(b) ProGas shall promptly and with due diligence following the Effective Date solicit in writing the consent of the Affected Producers to the pricing under the Replacement Resale Arrangement, and shall, provided it receives the requisite number of ballots with the requisite level of support, from such Affected Producers (the "Required Ballots"), petition the Alberta Petroleum Marketing Commission to issue, on an expedited basis, a Finding of Producer Support (as defined in the Alberta Natural Gas Marketing Act). ProGas shall provide NEA with periodic status reports as to its undertaking with respect to the TCPL Consent, the Required Ballots and the Producer Approval, and shall provide NEA with written notice within three (3) Business Days of receipt of each of the TCPL Consent and the Producer Approval; provided, however if ProGas notifies NEA in writing that ProGas has solicited the Affected Producers in writing but has determined that it has not received the Required Ballots and that Producer Approval cannot be obtained, then ProGas shall be released from its obligations under this Section 2.3(b) and shall have no liability for failure to obtain the Producer Approval. For the purposes of this Agreement, "Producer Approval" shall include a Finding of Producer Support.

(c) If ProGas has not obtained the Producer Approval by the later of (i) January 31, 2005, or (ii) the Business Day following the date on which NEA provides ProGas notice that the conditions precedent to the PPA Restructuring have been met, ProGas shall so notify NEA in writing of such fact, together with its best estimate of whether, and if applicable the date by which, it expects the Producer Approval to be obtained, and NEA shall have the right to terminate this Agreement within ten (10) days of such written notice by delivering a notice of termination of this Agreement to ProGas; provided, however, if ProGas has obtained the Required Ballots by January 31, 2005, and such Required Ballots are sufficient in ProGas' reasonable judgment to require the Alberta Petroleum Marketing Commission to issue a Finding of Producer Support, then ProGas shall have the right, but not the obligation, to irrevocably waive the condition precedent set forth in Section 2.5(d) by delivering to NEA written notice of such waiver, in which case NEA shall not have the right to terminate the Agreement pursuant to this Section 2.3(c). For the avoidance of doubt, if ProGas waives the condition precedent set forth in Section 2.5(d) in accordance with this section, and subsequent thereto, the Alberta Petroleum Marketing Commission fails to issue, refuses to issue or rescinds the issuance of a Finding of Producer Support, ProGas shall not be relieved from its obligation to consummate the transactions contemplated herein and shall bear all risk and costs associated therewith.

(d) If NEA terminates this Agreement by delivery of a termination notice in accordance with Section 2.3(c), this Agreement shall terminate as of the date of such notice and be of no further force and effect. In the event of such termination, the Contract shall continue in full force and effect, unamended and unaffected by virtue of this Agreement; provided, however, such termination shall not release either Party from any claims by the other Party that it did not use commercially reasonable efforts in connection with its obligations under Sections 2.3 or 2.4 as applicable.

(e) ProGas covenants and agrees that once any of the TCPL Consent, the Required Ballots or the Producer Approval is obtained, ProGas shall not take or consent to the taking of any action to rescind, cancel or abrogate the effectiveness or finality of the TCPL Consent, the Required Ballots or the Producer Approval.

2.4 NEA Covenants Pending Closing.

(a) Beginning on the Effective Date, NEA shall use commercially reasonable efforts and due diligence to obtain, at NEA's sole cost and expense, as promptly as practicable, (a) the Corporate Approvals and (b) the NEA PPA Restructuring. NEA shall provide ProGas with periodic status reports as to NEA's undertaking with respect thereto.

(b) NEA covenants and agrees that once the NEA PPA Restructuring and the Corporate Approvals have been obtained in accordance with Section 2.4(a), NEA shall not take any action to rescind, cancel or abrogate the effectiveness or finality of the Corporate Approvals; provided, however, it is understood and agreed that the finality of the NEA PPA Restructuring shall be contingent upon receipt of the Corporate Approvals.

(c) Beginning on the Effective Date, NEA shall use commercially reasonable efforts and due diligence to consummate, at NEA's sole cost and expense, as promptly as practicable, the term restructuring of the four (4) power purchase agreements between NEA and certain utility subsidiaries of NSTAR Electric & Gas Corporation ("NSTAR") (the "NEA PPA Restructuring") on terms and conditions acceptable to NEA; provided however, if NEA notifies ProGas in writing that NEA has determined that the NEA PPA Restructuring cannot be consummated consistent with such acceptable terms and conditions, then NEA shall be released from any and all obligations under this Section 2.4(c) and shall have no liability hereunder to ProGas for failure to pursue a NEA PPA Restructuring.

2.5 Conditions Precedent to Obligations of ProGas. ProGas' obligation to effect the transactions set forth herein is subject to the satisfaction at or before the Closing Date of the following conditions (any of which ProGas may waive):

(a) Representations and Warranties. All of the representations and warranties of NEA in Section 14 shall be true and correct in all respects as though made on and as of the Closing Date (unless the incorrectness of such representations and warranties does not have a material adverse effect on the rights of ProGas), and NEA shall have delivered a certificate, duly executed by an authorized officer, with respect to such representations and warranties. NEA shall have performed, or caused to be performed, all of the agreements and covenants to be performed by it under this Agreement as of the Closing Date, unless the non-performance of such agreements and covenants does not have a material adverse effect on the rights of ProGas hereunder.

(b) No Legal Restraint. Neither Party shall be subject to any order, decree, injunction, or other legal restraint or prohibition of a court or agency of competent jurisdiction which enjoins, prohibits or materially interferes with the consummation of the closing on the Closing Date or the Reduction Amendment.

(c) TCPL Consent. The TCPL Consent shall have been obtained and remain in full force and effect.
(d) Producer Approval. ProGas shall have obtained the Producer Approval.
(e) Release. NEA shall have executed and delivered to ProGas a written release and waiver substantially in the form attached as Appendix E (the "Release").

2.6 Conditions Precedent to Obligations of NEA. NEA's obligation to effect the transactions set forth herein is subject to the satisfaction at or before the Closing Date of the following conditions (any of which NEA may waive):

(a) Representations and Warranties. All of the representations and warranties of ProGas in Section 13 shall be true and correct in all respects as though made on and as of the Closing Date (unless the incorrectness of such representations and warranties does not have a material adverse effect on the rights of NEA), and ProGas shall have delivered a certificate, duly executed by an authorized officer, with respect to such representations and warranties. ProGas shall have performed, or caused to be performed, all of the agreements and covenants to be performed by it under this Agreement as of the Closing Date, unless the non-performance of such agreements and covenants does not have a material adverse effect on the rights of NEA hereunder.

(b) No Legal Restraint. Neither Party shall be subject to any order, decree, injunction, or other legal restraint or prohibition of a court or agency of competent jurisdiction which enjoins, prohibits or materially interferes with the consummation of the closing on the Closing Date or the Reduction Amendment.

(c) TCPL Consent. The TCPL Consent shall have been obtained and remain in full force and effect.
(d) NEA PPA Restructuring. The closing for the NEA PPA Restructuring and the transactions contemplated therein shall have occurred.

(e) NEA Corporate Approvals. All partnership and corporate approvals of (i) NEA and its general partner and limited partners, (ii) FPL Group, Inc., FPL Energy LLC and/or FPL Group Capital Inc. (as the case may be) and (iii) Tractebel Power Inc., Tractebel North America Inc., Tractebel Electricity and Gas International S.A., and Suez-Tractebel S.A. (as the case may be) that are required for the consummation of the transactions contemplated herein or hereby, including without limitation, the termination of the Contract, the payment of the NEA Termination Payment and the consummation of an Indenture Compliance Arrangement, shall have been obtained (collectively, the "Corporate Approvals").

(f) Producer Approval. The Producer Approval shall have been obtained (except to the extent waived by ProGas pursuant to Section 2.3(c)).
(g) Release. ProGas shall have executed and delivered to NEA a written release and waiver substantially in the form attached as Appendix E (the "Release").
3. CALCULATION OF TERMINATION PAYMENT; TERMINATION PAYMENT DATE.
3.1 Closing Date and Termination Payment Calculation Date.

(a) Within one (1) Business Day of the last of the following events to occur or be waived by the Party entitled to the benefit of such condition precedent: (i) NEA's determining, in its sole discretion, that the conditions precedent to the PPA Restructuring have been met, (ii) NEA's obtaining the Corporate Approvals, (iii) receipt by ProGas of the Producer Approval, and (iv) receipt of an executed copy of the TCPL Consent, NEA shall deliver to ProGas a written notice (the "Closing Notice") in accordance with Section 5 stating that the foregoing conditions precedent (those listed in clauses (i) through (v)) have been satisfied (or been waived by the Party entitled to the benefit of such condition precedent). The calculation of the NYMEX Final Price and the calculation of the Termination Payment by ProGas in accordance with Section 3.2 shall occur on the Business Day after NEA delivers the Closing Notice (the "Termination Payment Calculation Date"). The date upon which: (i) the conditions precedent set forth in Sections 2.5 and 2.6 have been satisfied, and, (ii) a final Termination Payment has been determined in accordance with Sections 3.2 and 3.4 and has been agreed to by ProGas and NEA or as otherwise determined in accordance with Section 3.2(a) or (b), shall be the closing date (or as otherwise mutually agreed to by the Parties) (the "Closing Date"). On the Termination Date, the Termination Payment shall be paid in accordance with Section 3.5 and the Parties shall execute and deliver the Release certificate as contemplated in Section 2.1.

(b) The Parties acknowledge and agree that the Closing Date will occur prior to the Termination Date and that nothing in this Agreement shall modify, relieve or excuse ProGas' or NEA's respective obligations to deliver, receive and pay for, the full Daily Contract Quantity of 12,507 MMBtus/day under the Contract through 9:59 a.m. (Eastern time) on the day following the Termination Date.

3.2 Calculation of Termination Payment. The "Base Termination Payment" shall be equal to (1) negative nine million five hundred thousand U.S. dollars (-US$9,500,000) plus (2) the product of negative twenty-eight million two hundred thousand U.S. dollars (-US$28,200,000) times the NYMEX Price Differential. An example of this calculation is shown on Appendix B.

(a) NEA shall have no obligation to make an NEA Termination Payment to ProGas and, as such, the NEA Payment Cap is zero U.S. dollars (US$0) (the "NEA Payment Cap"); provided, however, if the Base Termination Payment is a positive number, then NEA may elect to pay to ProGas the NEA Termination Payment, which shall be an amount equal to the Base Termination Payment. If the Base Termination Payment exceeds the NEA Payment Cap, then:

(1) ProGas shall notify NEA, concurrently with providing documentation of its calculation of the amounts in Section 3.2(a) above, as to whether ProGas elects to accept payment of the NEA Termination Payment in the amount of the NEA Payment Cap, or

(2) If ProGas' notice provided for in Section 3.2(a)(1) states that ProGas declines to accept the election described in Section 3.2(a)(1), then within one (1) Business Day of receipt of such notice, NEA shall notify ProGas as to whether NEA agrees to waive the NEA Payment Cap and pay to ProGas the NEA Termination Payment in the amount of the Base Termination Payment.

If ProGas declines to accept its election under Section 3.2(a)(1) and NEA declines to exercise its election under Section 3.2(a)(2), then the Parties shall enter good-faith negotiations, for a period not to exceed two (2) Business Days from the date NEA declines to exercise its waiver provided for in Section 3.2(a)2, during which time the Parties shall seek to arrive at a mutually acceptable NEA Termination Payment. Notwithstanding the Parties' agreement to negotiate in good faith, NEA shall not be obligated to make any NEA Termination Payment exceeding the NEA Payment Cap unless NEA agrees to make such a payment in its sole discretion. If the Parties' good faith negotiations do not result in a mutually acceptable NEA Termination Payment within two (2) Business Days, then this Agreement shall terminate unless the parties mutually agree to extend the period for good faith negotiations.

(b) If the Base Termination Payment is a negative number, then ProGas shall pay to NEA the ProGas Termination Payment, which shall be an amount equal to the Base Termination Payment multiplied by negative one (-1), but in no event in excess of twenty-five million U.S. Dollars (US$25,000,000)] (the "ProGas Payment Cap"); provided, however, if the Base Termination Payment exceeds the ProGas Payment Cap, then:

(1) ProGas shall notify NEA, concurrently with providing documentation of its calculation of the amounts in Section 3.2(b) above, of whether ProGas agrees to waive the ProGas Payment Cap and pay to NEA the ProGas Termination Payment in the amount of the Base Termination Payment, or

(2) If ProGas' notice provided for in Section 3.2(b)(1) states that ProGas declines to accept the election described in Section 3.2(b)(1), then within one (1) Business Day of receipt of such notice, NEA shall notify ProGas as to whether NEA elects to accept payment of the ProGas Termination Payment in the amount of the ProGas Payment Cap.

If ProGas declines to exercise its election under Section 3.2(b)(1) and NEA declines to accept its election under Section 3.2(b)(2), the Parties shall enter good-faith negotiations, for a period not to exceed two (2) Business Days from the date ProGas declines to exercise its waiver provided for in Section 3.2(b)2, during which time the Parties shall seek to arrive at a mutually acceptable ProGas Termination Payment. Notwithstanding the Parties' agreement to negotiate in good faith, ProGas shall not be obligated to make any ProGas Termination Payment exceeding the ProGas Payment Cap unless ProGas agrees to make such a payment in its sole discretion. If the Parties' good faith negotiations do not result in a mutually acceptable ProGas Termination Payment, within two (2) Business Days, then this Agreement shall terminate unless the parties mutually agree to extend period for good faith negotiations.

(c) If the Base Termination Payment is equal to zero, neither Party shall be obligated to make payment of a Termination Payment, and the Parties shall consummate the Closing as provided hereunder (subject to satisfaction of any remaining conditions precedent).

3.3 [RESERVED]

3.4 Determination of NYMEX Henry Hub Gas Prices. The monthly NYMEX Henry Hub Gas Prices used to calculate the NYMEX Reference Price have been determined and are set forth in Appendix A. The NYMEX Henry Hub Gas Prices used to determine the NYMEX Final Price shall be calculated as of the Termination Payment Calculation Date and shall be determined consistent with the methodology used to determine the NYMEX Reference Price as shown on Appendix A and as described below:

(a) Use of Visible Market.
(1) For each month in the Calculation Period for which Published Values exist, the NYMEX Henry Hub Gas Price shall be the Published Values for that month;

(2) For each month in the Calculation Period for which Published Values are not available, the Parties shall negotiate in good faith to agree upon stipulated values for the NYMEX Henry Hub Gas Price for such month. If the Parties cannot so agree within two (2) hours, then ProGas shall obtain, as promptly as commercially practicable and to the extent reasonably available, at least two (2) Broker Quotes for each NYMEX Henry Hub Gas Price for those months during the Calculation Period for which Published Values are not available and shall provide to NEA copies of all data, quotes and other information provided by the OTC Brokers in connection with such Broker Quotes. If Broker Quotes do not specify monthly prices for any given month during the Calculation Period, but do include Calendar Year Swap Spreads, then beginning with the first month for which no Published Value is available, the NYMEX Henry Hub Gas Price for such month shall be calculated as the sum of (i) the NYMEX Henry Hub Gas Price for the same month during the previous year plus (ii) the Calendar Year Swap Spread (such amount, the "Swap Spread-Derived Price" and such calculation, the "Swap Spread-Derived Price Calculation"). "Calendar Year Swap Spread" means the value quoted by an OTC Broker as a differential to the price of the Henry Hub natural gas futures contract for a given month and year. This calculation shall be repeated for any "stub" year (i.e., any year for which fewer than 12 months of monthly prices are available) until such year has a stipulated NYMEX Henry Hub Gas Price for each month during such year. The Swap Spread-Derived Price Calculation shall continue to be used, to the extent available, for subsequent monthly prices by adding the correlative year's Calendar Year Swap Spread for any given month to price for the same month during the prior year. For example, if the last month for which a Published Value is available is May 2009, then the June 2009 NYMEX Henry Hub Gas Price shall equal the June 2008 value plus the Calendar Year Swap Spread for June 2009. If Calendar Year Swap Spreads are not available for a given year and if any later Broker Quote provides the NYMEX Henry Hub Gas Price on a calendar year basis, then the monthly NYMEX Henry Hub Gas Price during each month of such calendar year for the annual Broker Quote shall be deemed to be the calendar year NYMEX Henry Hub Gas Price contained in the Broker Quote. All Broker Quotes obtained pursuant to this section shall be averaged, and Broker Quotes for any given NYMEX Henry Hub Gas Price (or Swap Spread-Derived Price) that are no greater than 105%, and no less than 95%, of the average of the Broker Quotes obtained for such NYMEX Henry Hub Gas Price (or Swap Spread-Derived Price) shall be "Eligible Broker Quotes" and all other Broker Quotes shall be disregarded for the purposes of this section. The arithmetic average of the Eligible Broker Quotes obtained for each NYMEX Henry Hub Gas Price for each month (or year or Swap Spread-Derived Price) shall be the NYMEX Henry Hub Gas Price for such month (or year or Swap Spread-Derived Price) for purposes of calculating the NYMEX Final Price.

(b) Absence of a Visible Market for Certain NYMEX Henry Hub Gas Prices. If neither Published Values nor Eligible Broker Quotes are available to determine the NYMEX Henry Hub Gas Price for any month in the Calculation Period, ProGas shall calculate the arithmetic average percentage change in the Visible Market for each of the NYMEX Henry Hub Gas Prices for all of the months during the Calculation Period for which Visible Market values for NYMEX Henry Hub Gas Prices are available (the "Deviation Percentage"). The Deviation Percentage shall be computed as (i) the simple sum of the Visible Market values for NYMEX Henry Hub Gas Prices for each NYMEX Henry Hub Gas Price for each month divided by (ii) the simple sum of the analogous NYMEX Henry Hub Gas Prices for the correlative months used to calculate the NYMEX Reference Price. If the Deviation Percentage is:

(1) Less than one percent (1%) , then the NYMEX Henry Hub Gas Prices for which there is no Visible Market for purposes of calculating the NYMEX Final Price will be the correlative NYMEX Henry Hub Gas Price used to calculate the NYMEX Reference Price as set forth in Appendix A.

(2) Equal to or greater than one percent (1%), then, if for purposes of calculating the NYMEX Final Price the correlative NYMEX Henry Hub Gas Price used to calculate the NYMEX Reference Price as set forth in Appendix A are used for the NYMEX Henry Hub Gas Prices for which there is no Visible Market and as a consequence of that methodology for calculating the NYMEX Final Price the calculation of the Termination Payment results in:

(i) the ProGas Termination Payment (if applicable) being less than or equal to $24,000,000 and greater than or equal to $1,000,000; then the Closing shall occur, and the Termination Payment so calculated will be adjusted after the Closing Date but before the Termination Date as follows:

The Parties will select by mutual agreement a third-party consultant who has commercial expertise in gas price forecasting, long-term gas forward contract pricing and valuation, or other relevant expertise, and such third-party consultant shall, as promptly as practicable, provide monthly NYMEX Henry Hub Gas Prices for the dates used in the calculation of the NYMEX Final Price which, absent manifest error, will be used for the calculation of the NYMEX Final Price and the Termination Payment. If the Termination Payment calculated using the NYMEX Final Price developed by the third-party consultant results in:

(x) the ProGas Termination Payment (if applicable) being less than or equal to Progas Payment Cap and the NEA Termination Payment (if applicable) being less than or equal to the NEA Payment Cap, then the Closing shall occur, and the Termination Payment so calculated shall be the Termination Payment due and the Parties will equally share the cost of engaging the third-party consultant;

(y) the ProGas Termination Payment (if applicable) being greater than the Progas Payment Cap then Termination Payment due shall equal the Progas Payment Cap and Progas shall pay the costs of engaging the third-party consultant.

(z) The NEA Termination Payment (if applicable) being greater than the NEA Payment Cap, then the Termination Payment due shall equal the NEA Payment Cap, and NEA shall pay the costs of engaging the third-party consultant.

(ii) the ProGas Termination Payment (if applicable) being greater than $24,000,000 or less than $1,000,000 then this Agreement shall terminate within two (2) Business Days, unless the parties mutually agree to a Termination Payment or to otherwise extend the term hereof.

(c) Retention of NYMEX Henry Hub Gas Prices Data. Each of the Parties agree to save all data, quotes and other information (including without limitation the NYMEX Final Price) developed or obtained pursuant to this Section 3.4 until the Closing Date or the termination of this Agreement.

3.5 Payment of Termination Payment.

(a) On the Termination Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.5 or Section 2.6 hereof (as applicable), NEA shall pay to ProGas or ProGas shall pay to NEA (as applicable) the Termination Payment in immediately available funds, payable by wire transfer as follows:

(i) Payment to ProGas:
Pay Through:	Account Number 6550826336 Bank of America N.T. and S. A. ABA 026009593
For transfer to:	Toronto Dominion Bank, Transit 80609 FCT ProGas Limited.
Favor:	806090805 7316583 ProGas Limited BP Center 11th Floor 240 4th Avenue S.W. Calgary, Alberta T2P2H8

or to such other banking institution designated in writing by ProGas at least two (2) Business Days prior to the Closing Date. Any such funds that are transmitted by wire transfer shall be timely wired so as to be received and confirmed on or before the close of business on the Closing Date of the receiving banking institution designated by ProGas in accordance with the previous sentence.

(ii) Payment to NEA:
BBK: US Bank (ABA #091000022) BNF: US Bank Trust N.A. A/C: 173103321092 OBI: Corporate Trust REF#: 102560-001 for the account of NEA/NJEA Attn: TFM/CDR or to such other banking institution designated in writing by NEA at least two (2) Business Days prior to the Closing Date. Such funds shall be timely wired so as to be received and confirmed on or before the close of business on the Closing Date of the receiving banking institution designated by NEA in accordance with the previous sentence.

4. RESERVED.
5. NOTICES.

Any notice from one Party to the other shall be given in writing and shall be deemed to be given (a) as of the date transmitted by facsimile and received in full prior to the close of normal business hours of the recipient, (b) the day after the date sent by overnight courier or other means of next day personal delivery, or (c) the date of delivery by hand. For the purposes of this Section 5, such notices shall be mailed to the following respective addresses or the following respective facsimile numbers or to such others as may be hereafter designated by either Party:

If to NEA:

Northeast Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
FPL Energy, LLC
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attention: Nathan E. Hanson, Business Manager
Phone: 561-304-5121
Facsimile: 561-304-5161

If to ProGas: ProGas Limited 1100, 240 4th Avenue S.W. Calgary, Alberta Canada T2P 2H8 Attention: Shonda Day, Director Marketing Telephone: (403) 233-1310 Facsimile: (403) 233-5655
6. INTEGRATION AND FURTHER ASSURANCES.

Provided the Closing Date occurs, this Agreement and any amendments hereto prior to the Expiration Date and all releases, acknowledgments, documents and agreements collateral hereto contain the entire agreement and understanding between the Parties, their agents, employees and affiliates as to the subject matter contained herein and therein and supersede all prior agreements and understandings relating to the subject matter hereof. At any time and from time to time, upon the reasonable request of a Party, the other Party shall promptly execute and deliver any and all further instruments and documents and take such further action as the requesting Party may request in order to fully perform and carry out the terms of this Agreement.

7. NON-WAIVER.

No failure by either Party or any of its agents to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, and, in addition, no provision of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

8. ASSIGNMENT OR TRANSFER OF INTEREST.

This Agreement shall be binding upon and inure to the benefit of the respective heirs, administrators, representatives, executors, successors and permitted assigns of the Parties hereto; provided, however, that neither Party may assign, sell, transfer or in any other way convey its or his rights, duties or obligations under this Agreement, either in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

9. NO THIRD PARTY BENEFICIARIES.

The Parties do not intend to create rights in, or grant remedies to, any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

10. EFFECT OF SECTION HEADINGS.
Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.
11. GOVERNING LAW.

This Agreement shall be interpreted, governed and construed under the laws of the Province of Alberta, Canada (without giving effect to its conflict of laws provisions which could apply the law of another jurisdiction). All disputes arising between the Parties concerning the construction or enforcement of this Agreement that the Parties are unable to settle between themselves shall be submitted to a trial by judge. The Parties hereby waive any rights to a trial by jury. All proceedings shall be held in Alberta. The Parties hereby consent to jurisdiction in Alberta and agree that Alberta is a convenient venue for any proceedings between the Parties.

12. SEVERABILITY

If any term or provision of this Agreement or the interpretation or application of any term or provision to any prior circumstance is held to be unenforceable, illegal or invalid by a court or agency of competent jurisdiction, the remainder of this Agreement and the interpretation or application of all other terms or provisions other than those which are unenforceable, illegal or invalid shall not be affected thereby, and each term and provision shall be valid and be enforced to the fullest extent permitted by law.

13. REPRESENTATIONS AND WARRANTIES OF ProGas.
ProGas makes no representations and warranties except as expressly stated herein. ProGas represents and warrants to NEA as of the date hereof as follows

(a) ProGas is a corporation duly organized, validly existing and in good standing under the laws of Canada and is duly qualified to transact business and is in good standing in each jurisdiction where failure to so qualify would have a material adverse effect on the performance by ProGas of its obligations under this Agreement. ProGas has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by ProGas of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action of ProGas. This Agreement has been duly and validly executed and delivered by ProGas and constitutes its valid legal and binding obligation, enforceable against ProGas in accordance with its terms (except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies).

(b) The execution and delivery of this Agreement by ProGas, the fulfillment of and the compliance by ProGas with this Agreement, and the consummation by ProGas of the transactions described herein, do not and will not (i) violate or conflict with any provisions of ProGas' Articles of Incorporation, Bylaws, or any other governing documents, (ii) violate, conflict with or result in the breach or termination of any agreement or instrument to which ProGas is a party or is bound by and which could have an adverse effect on the consummation or performance or consummation and performance by ProGas of the transactions contemplated by this Agreement, provided that the TCPL Consent is obtained and remains in full force and effect, or (iii) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds ProGas or any of its assets.

(c) (i) ProGas has good, valid and marketable title to the Contract and (ii) except pursuant to the Assignment Agreement, ProGas has not assigned or otherwise transferred to any third party any of its rights, duties, liabilities or obligations under this Agreement or the Contract.

(d) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against ProGas or, to the best of ProGas' knowledge, threatened against or involving ProGas, its property, the Contract, or this Agreement or any of the transactions contemplated herein or therein, at law or in equity, before or by any court, arbitrator or governmental authority, which could have an adverse effect on the consummation and/or performance by ProGas of the transactions contemplated by this Agreement, including without limitation the Reduction Amendment. No governmental agency or authority has at any time given notice of intention to commence or, to the best of ProGas' knowledge, commenced any investigation relating to the legal right of ProGas to perform its obligations under this Agreement, which could have an adverse effect on the consummation and/or performance by ProGas of the transactions contemplated by this Agreement, including without limitation the Reduction Amendment.

(e) Prior to the date hereof, the Contract has not been amended other than as set forth in the Recitals hereto and is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against ProGas. ProGas has complied in all material respect with the Contract and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute such a default under the Contract by ProGas.

(f) Except for the TCPL Consent, NEB Approval and the Producer Approval, which ProGas will endeavor to obtain as provided in Section 2.3, ProGas has obtained all permits, licenses, approvals, consents and exemptions (collectively, "Approvals") required for ProGas to perform its obligations under this Agreement and to adjust the Daily Contract Quantity, required by applicable laws, statutes, rules and regulations in effect as of the date hereof, and (i) each such Approval was duly obtained, validly issued, and is in full force and effect and all applicable appeal periods with respect thereto have expired or the right to appeal by all parties entitled to appeal has been irrevocably waived, (ii) ProGas has complied with all material conditions stated in such Approvals which are required to have been complied with as of the date hereof and (iii) ProGas is not in default of any provision of such Approvals and no basis exists for invalidating, revoking or terminating any such Approval.

(g) No finder, broker or agent has been employed, appointed or authorized to act on ProGas' behalf in connection with the transactions contemplated by this Agreement.
14. REPRESENTATIONS AND WARRANTIES OF NEA.
NEA makes no representations and warranties except as expressly stated herein. NEA represents and warrants to ProGas as of the date hereof as follows:

(a) NEA is a limited partnership validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly qualified to transact business and is in good standing in each jurisdiction where failure to so qualify would have a material adverse effect on the performance by NEA of its obligations under this Agreement. NEA has all requisite limited partnership power and authority to execute, deliver, and perform under, this Agreement and, subject to receipt of the Corporate Approvals, to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by NEA and constitutes its valid and binding obligation, enforceable against NEA in accordance with its terms (except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies).

(b) The execution and delivery of this Agreement by NEA, the fulfillment of and the compliance by NEA with the respective terms and provisions of this Agreement and, subject to receipt of the Corporate Approvals, the consummation by NEA of the transactions described herein do not and will not (i) violate or conflict with any provisions of NEA's limited partnership agreement or other governing documents, (ii) provided that each of the TCPL Consent and an Indenture Compliance Arrangement is obtained and remains in full force and effect, violate, conflict with or result in the breach or termination of any agreement or instrument to which NEA is a party or is bound by and which could have an adverse effect on the consummation or performance, or consummation and performance, by NEA of the transactions contemplated by this Agreement, or (iii) violate or conflict with any law, rule, ordinance, regulation, judgment, order, injunction, decree or award that applies to or binds NEA or any of its assets.

(c) (i) NEA has good, valid and marketable title to the Contract and (ii) except as contemplated in the Contract, or the Bond Indentures, NEA has not assigned or otherwise transferred to any third party any of its rights, duties, liabilities or obligations under this Agreement or the Contract.

(d) There is no action, suit, claim, arbitration, proceeding, investigation or litigation pending against NEA or, to the best of NEA's knowledge, threatened against or involving NEA, its property, the Contract, or this Agreement or any of the transactions contemplated herein or therein, at law or in equity, before or by any court, arbitrator or governmental authority, which could have an adverse effect on the consummation and/or performance by NEA of the transactions contemplated by this Agreement. No governmental agency or authority has at any time given notice of intention to commence or, to the best of NEA's knowledge, commenced any investigation relating to the legal right of NEA to perform its obligations under this Agreement, which could have an adverse effect on the consummation and/or performance by NEA of the transactions contemplated by this Agreement, including without limitation the Reduction Amendment.

(e) Prior to the date hereof the Contract has not been amended other than as set forth in the recitals hereto and is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against NEA. NEA has complied in all material respects with the Contract and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute such a default under the Contract by NEA.

(f) No finder, broker or agent has been employed, appointed or authorized to act on NEA's behalf in connection with the transactions contemplated by this Agreement.

(g) Except for an Indenture Compliance Arrangement and the Corporate Approvals which NEA will endeavor to obtain as provided in Section 2.4, NEA has obtained all Approvals required for NEA to perform its obligations under this Agreement, and to terminate the Contract, as required by applicable laws, statutes, rules and regulations in effect as of the date hereof, and (i) each such Approval was duly obtained, validly issued, and is in full force and effect and all applicable appeal periods with respect thereto have expired or the right to appeal by all Parties entitled to appeal has been irrevocably waived, (ii) NEA has complied with all material conditions stated in such Approvals which are required to have been complied with as of the date hereof and (iii) NEA is not in default of any provision of such Approvals and no basis exists for invalidating, revoking or terminating any such Approval.

15. COUNTERPART EXECUTION.

This Agreement may be executed in counterpart, no one copy of which need be executed by both NEA and ProGas. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by NEA and ProGas.

16. CONTRACT VALIDITY

Neither Party shall initiate or assert in any regulatory, judicial, arbitral or administrative proceeding that (a) it has been damaged due to the Reduction Amendment or (b) it acted imprudently in its agreement to terminate the Contract.

17. INDEMNITY.

(a) Each Party shall be liable to and shall defend, indemnify and hold harmless the other Party and its and their respective directors, officers, members, partners, shareholders, employees, managers, agents, trustees, beneficiaries, representatives, lenders, affiliates, successors and permitted assigns (each an "Indemnified Person") for, from and against any and all claims, liabilities, obligations, actions, demands, judgments, losses, costs, expenses (including reasonable legal fees on a solicitor and own client basis incurred in connection therewith), suits, proceedings and damages (but expressly excluding consequential, indirect, exemplary, special, incidental, economic or punitive losses, damages or claims including, without limitation, losses of profit) asserted against or suffered or incurred by any Indemnified Person in connection with breach of this Agreement by the indemnifying Party; provided, however, that in the event any claim results from the joint or concurrent negligence or willful misconduct of, or breaches of this Agreement by, both Parties, each Party shall be liable under this indemnification provision in proportion to its relative degree of fault.

(b) In the event that a Party is obligated to indemnify and hold harmless any Indemnified Person pursuant to this Section 17, the amount owing to the Indemnified Person shall be the amount of such Indemnified Person's actual, reasonable, documented out-of-pocket costs, net of any insurance or other recovery actually received by the Indemnified Person.

18. AMENDMENT.
This Agreement may be amended, modified or supplemented only by written agreement signed by both Parties.

IN WITNESS WHEREOF, the undersigned have consented and caused this Agreement to be executed as of the date first indicated above.
NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By:	Northeast Energy, LP Its General Partner
By:	ESI Northeast Energy GP, Inc. Its Administrative General Partner
By:	NATHAN E. HANSON

Name: Nathan E. Hanson Title: Director

PROGAS LIMITED
By:	N. L. LUNDE

Lee Lunde President
By:	SHONDA DAY

Shonda Day Director of Marketing

Appendix A to Termination Agreement Dated January 14, 2005
Page 1 of 2

NYMEX Reference Price (October 7, 2004)	NYMEX Final Price (Day 1) (Example)

394.232	Divided By	73.977	Equals	$5.329	405.997	Divided By	73.977	Equals	$5.488

Month Beginning	NYMEX Published Values	Broker Quotes Cal Spread	NYMEX Gas Prices	Discount Rate	PV of Price	Month Beginning	NYMEX Published Values	Broker Quotes Cal Spread	NYMEX Gas Prices	Discount Rate	PV of Price
				6.98% (p.a.) 0.56% (m.)
Nov-05	$7.035		$7.035	0.9944	$7.00	Nov-05	$6.618		$6.618	0.9944	$6.58
Dec-05	$7.295		$7.295	0.9888	$7.21	Dec-05	$6.943		$6.943	0.9888	$6.87
Jan-06	$7.455		$7.455	0.9833	$7.33	Jan-06	$7.173		$7.173	0.9833	$7.05
Feb-06	$7.405		$7.405	0.9778	$7.24	Feb-06	$7.148		$7.148	0.9778	$6.99
Mar-06	$7.210		$7.210	0.9723	$7.01	Mar-06	$6.958		$6.958	0.9723	$6.77
Apr-06	$6.190		$6.190	0.9668	$5.98	Apr-06	$5.973		$5.973	0.9668	$5.77
May-06	$6.005		$6.005	0.9614	$5.77	May-06	$5.853		$5.853	0.9614	$5.63
Jun-06	$6.015		$6.015	0.9560	$5.75	Jun-06	$5.873		$5.873	0.9560	$5.61
Jul-06	$6.025		$6.025	0.9507	$5.73	Jul-06	$5.898		$5.898	0.9507	$5.61
Aug-06	$6.055		$6.055	0.9453	$5.72	Aug-06	$5.923		$5.923	0.9453	$5.60
Sep-06	$6.015		$6.015	0.9400	$5.65	Sep-06	$5.918		$5.918	0.9400	$5.56
Oct-06	$6.045		$6.045	0.9348	$5.65	Oct-06	$5.948		$5.948	0.9348	$5.56
Nov-06	$6.305		$6.305	0.9295	$5.86	Nov-06	$6.253		$6.253	0.9295	$5.81
Dec-06	$6.549		$6.549	0.9243	$6.05	Dec-06	$6.548		$6.548	0.9243	$6.05
Jan-07	$6.695		$6.695	0.9191	$6.15	Jan-07	$6.778		$6.778	0.9191	$6.23
Feb-07	$6.648		$6.648	0.9140	$6.08	Feb-07	$6.755		$6.755	0.9140	$6.17
Mar-07	$6.473		$6.473	0.9088	$5.88	Mar-07	$6.565		$6.565	0.9088	$5.97
Apr-07	$5.643		$5.643	0.9037	$5.10	Apr-07	$5.705		$5.705	0.9037	$5.16
May-07	$5.468		$5.468	0.8987	$4.91	May-07	$5.580		$5.580	0.8987	$5.01
Jun-07	$5.483		$5.483	0.8936	$4.90	Jun-07	$5.610		$5.610	0.8936	$5.01
Jul-07	$5.503		$5.503	0.8886	$4.89	Jul-07	$5.630		$5.630	0.8886	$5.00
Aug-07	$5.523		$5.523	0.8836	$4.88	Aug-07	$5.650		$5.650	0.8836	$4.99
Sep-07	$5.488		$5.488	0.8787	$4.82	Sep-07	$5.620		$5.620	0.8787	$4.94
Oct-07	$5.518		$5.518	0.8738	$4.82	Oct-07	$5.625		$5.625	0.8738	$4.91
Nov-07	$5.753		$5.753	0.8689	$5.00	Nov-07	$5.925		$5.925	0.8689	$5.15
Dec-07	$5.983		$5.983	0.8640	$5.17	Dec-07	$6.215		$6.215	0.8640	$5.37
Jan-08	$6.145		$6.145	0.8592	$5.28	Jan-08	$6.455		$6.455	0.8592	$5.55
Feb-08	$6.105		$6.105	0.8543	$5.22	Feb-08	$6.428		$6.428	0.8543	$5.49
Mar-08	$5.960		$5.960	0.8495	$5.06	Mar-08	$6.213		$6.213	0.8495	$5.28
Apr-08	$5.260		$5.260	0.8448	$4.44	Apr-08	$5.373		$5.373	0.8448	$4.54
May-08	$5.090		$5.090	0.8400	$4.28	May-08	$5.243		$5.243	0.8400	$4.40
Jun-08	$5.100		$5.100	0.8353	$4.26	Jun-08	$5.268		$5.268	0.8353	$4.40
Jul-08	$5.115		$5.115	0.8306	$4.25	Jul-08	$5.298		$5.298	0.8306	$4.40
Aug-08	$5.130		$5.130	0.8260	$4.24	Aug-08	$5.323		$5.323	0.8260	$4.40
Sep-08	$5.110		$5.110	0.8214	$4.20	Sep-08	$5.298		$5.298	0.8214	$4.35
Oct-08	$5.135		$5.135	0.8168	$4.19	Oct-08	$5.308		$5.308	0.8168	$4.34
Nov-08	$5.350		$5.350	0.8122	$4.35	Nov-08	$5.583		$5.583	0.8122	$4.53
Dec-08	$5.565		$5.565	0.8076	$4.49	Dec-08	$5.858		$5.858	0.8076	$4.73
Jan-09	$5.680		$5.680	0.8031	$4.56	Jan-09	$6.098		$6.098	0.8031	$4.90
Feb-09	$5.640		$5.640	0.7986	$4.50	Feb-09	$6.088		$6.088	0.7986	$4.86
Mar-09	$5.485		$5.485	0.7941	$4.36	Mar-09	$5.903		$5.903	0.7941	$4.69
Apr-09	$4.915		$4.915	0.7897	$3.88	Apr-09	$5.083		$5.083	0.7897	$4.01
May-09	$4.815		$4.815	0.7852	$3.78	May-09	$4.963		$4.963	0.7852	$3.90
Jun-09	$4.825		$4.825	0.7808	$3.77	Jun-09	$4.988		$4.988	0.7808	$3.89
Jul-09	$4.835		$4.835	0.7765	$3.75	Jul-09	$5.018		$5.018	0.7765	$3.90
Aug-09	$4.845		$4.845	0.7721	$3.74	Aug-09	$5.048		$5.048	0.7721	$3.90
Sep-09	$4.845		$4.845	0.7678	$3.72	Sep-09	$5.028		$5.028	0.7678	$3.86
Oct-09	$4.855		$4.855	0.7635	$3.71	Oct-09	$5.058		$5.058	0.7635	$3.86
Nov-09	$5.025		$5.025	0.7592	$3.81	Nov-09	$5.343		$5.343	0.7592	$4.06
Dec-09	$5.200		$5.200	0.7549	$3.93	Dec-09	$5.618		$5.618	0.7549	$4.24
Jan-10	$5.295		$5.295	0.7507	$3.97	Jan-10	$5.848		$5.848	0.7507	$4.39
Feb-10	$5.255		$5.255	0.7465	$3.92	Feb-10	$5.838		$5.838	0.7465	$4.36
Mar-10	$5.144		$5.144	0.7423	$3.82	Mar-10	$5.668		$5.668	0.7423	$4.21
Apr-10	$4.669		$4.669	0.7381	$3.45	Apr-10	$4.890		$4.890	0.7381	$3.61
May-10	$4.629		$4.629	0.7340	$3.40	May-10	$4.790		$4.790	0.7340	$3.52
Jun-10	$4.629		$4.629	0.7299	$3.38	Jun-10	$4.815		$4.815	0.7299	$3.51
Jul-10	$4.628		$4.628	0.7258	$3.36	Jul-10	$4.840		$4.840	0.7258	$3.51
Aug-10	$4.626		$4.626	0.7217	$3.34	Aug-10	$4.865		$4.865	0.7217	$3.51
Sep-10	$4.626		$4.626	0.7177	$3.32	Sep-10	$4.880		$4.880	0.7177	$3.50
Oct-10	$4.626		$4.626	0.7137	$3.30	Oct-10	$4.895		$4.895	0.7137	$3.49
Nov-10	$4.805		$4.805	0.7097	$3.41	Nov-10	$5.105		$5.105	0.7097	$3.62
Dec-10	$4.980		$4.980	0.7057	$3.51	Dec-10	$5.315		$5.315	0.7057	$3.75
Jan-11	$5.145		$5.145	0.7017	$3.61	Jan-11	$5.668		$5.668	0.7017	$3.98
Feb-11	$5.105		$5.105	0.6978	$3.56	Feb-11	$5.658		$5.658	0.6978	$3.95
Mar-11	$4.994		$4.994	0.6939	$3.47	Mar-11	$5.488		$5.488	0.6939	$3.81
Apr-11	$4.519		$4.519	0.6900	$3.12	Apr-11	$4.710		$4.710	0.6900	$3.25
May-11	$4.479		$4.479	0.6861	$3.07	May-11	$4.610		$4.610	0.6861	$3.16
Jun-11	$4.479		$4.479	0.6823	$3.06	Jun-11	$4.635		$4.635	0.6823	$3.16
Jul-11	$4.478		$4.478	0.6784	$3.04	Jul-11	$4.660		$4.660	0.6784	$3.16
Aug-11	$4.476		$4.476	0.6746	$3.02	Aug-11	$4.685		$4.685	0.6746	$3.16
Sep-11	$4.476		$4.476	0.6709	$3.00	Sep-11	$4.700		$4.700	0.6709	$3.15
Oct-11	$4.476		$4.476	0.6671	$2.99	Oct-11	$4.715		$4.715	0.6671	$3.15
Nov-11	$4.655		$4.655	0.6633	$3.09	Nov-11	$4.925		$4.925	0.6633	$3.27
Dec-11	$4.830		$4.830	0.6596	$3.19	Dec-11	$5.135		$5.135	0.6596	$3.39
Jan-12	$5.026		$5.025	0.6559	$3.30	Jan-12	$5.508		$5.508	0.6559	$3.61
Feb-12	$4.985		$4.985	0.6523	$3.25	Feb-12	$5.498		$5.498	0.6523	$3.59
Mar-12	$4.874		$4.874	0.6486	$3.16	Mar-12	$5.328		$5.328	0.6486	$3.46
Apr-12	$4.399		$4.399	0.6450	$2.84	Apr-12	$4.550		$4.550	0.6450	$2.93
May-12	$4.359		$4.359	0.6413	$2.80	May-12	$4.450		$4.450	0.6413	$2.85
Jun-12	$4.359		$4.359	0.6377	$2.78	Jun-12	$4.475		$4.475	0.6377	$2.85
Jul-12	$4.358		$4.358	0.6342	$2.76	Jul-12	$4.500		$4.500	0.6342	$2.85
Aug-12	$4.356		$4.356	0.6306	$2.75	Aug-12	$4.525		$4.525	0.6306	$2.85
Sep-12	$4.356		$4.356	0.6271	$2.73	Sep-12	$4.540		$4.540	0.6271	$2.85
Oct-12	$4.356		$4.356	0.6236	$2.72	Oct-12	$4.555		$4.555	0.6236	$2.84
Nov-12	$4.535		$4.535	0.6201	$2.81	Nov-12	$4.765		$4.765	0.6201	$2.95
Dec-12	$4.710		$4.710	0.6166	$2.90	Dec-12	$4.975		$4.975	0.6166	$3.07
Jan-13	$4.945		$4.945	0.6131	$3.03	Jan-13	$5.368		$5.368	0.6131	$3.29
Feb-13	$4.905		$4.905	0.6097	$2.99	Feb-13	$5.358		$5.358	0.6097	$3.27
Mar-13	$4.794		$4.794	0.6063	$2.91	Mar-13	$5.188		$5.188	0.6063	$3.15
Apr-13	$4.319		$4.319	0.6029	$2.60	Apr-13	$4.410		$4.410	0.6029	$2.66
May-13	$4.279		$4.279	0.5995	$2.57	May-13	$4.310		$4.310	0.5995	$2.58
Jun-13	$4.279		$4.279	0.5961	$2.55	Jun-13	$4.335		$4.335	0.5961	$2.58
Jul-13	$4.278		$4.278	0.5928	$2.54	Jul-13	$4.360		$4.360	0.5928	$2.58
Aug-13	$4.276		$4.276	0.5895	$2.52	Aug-13	$4.385		$4.385	0.5895	$2.58
Sep-13	$4.276		$4.276	0.5862	$2.51	Sep-13	$4.400		$4.400	0.5862	$2.58
Oct-13	$4.276		$4.276	0.5829	$2.49	Oct-13	$4.415		$4.415	0.5829	$2.57

				73.98	$394.23					0.5829	$406.00

Initialed as to correctness	MLL

Appendix A to Termination Agreement Dated January 14, 2005
Page 2 of 2

NYMEX Final Price (Day 2) (Example)	NYMEX Final Price (Day 3) (Example)

405.997	Divided By	73.977	Equals	$5.488	405.997	Divided By	73.977	Equals	$5.488

Month Beginning	NYMEX Published Values	Broker Quotes Cal Spread	NYMEX Gas Prices	Discount Rate	PV of Price	Month Beginning	NYMEX Published Values	Broker Quotes Cal Spread	NYMEX Gas Prices	Discount Rate	PV of Price
				6.98% (p.a.) 0.56% (m.)
Nov-05	$6.618		$6.618	0.9944	$6.58	Nov-05	$6.618		$6.618	0.9944	$6.58
Dec-05	$6.943		$6.943	0.9888	$6.87	Dec-05	$6.943		$6.943	0.9888	$6.87
Jan-06	$7.173		$7.173	0.9833	$7.05	Jan-06	$7.173		$7.173	0.9833	$7.05
Feb-06	$7.148		$7.148	0.9778	$6.99	Feb-06	$7.148		$7.148	0.9778	$6.99
Mar-06	$6.958		$6.958	0.9723	$6.77	Mar-06	$6.958		$6.958	0.9723	$6.77
Apr-06	$5.973		$5.973	0.9668	$5.77	Apr-06	$5.973		$5.973	0.9668	$5.77
May-06	$5.853		$5.853	0.9614	$5.63	May-06	$5.853		$5.853	0.9614	$5.63
Jun-06	$5.873		$5.873	0.9560	$5.61	Jun-06	$5.873		$5.873	0.9560	$5.61
Jul-06	$5.898		$5.898	0.9507	$5.61	Jul-06	$5.898		$5.898	0.9507	$5.61
Aug-06	$5.923		$5.923	0.9453	$5.60	Aug-06	$5.923		$5.923	0.9453	$5.60
Sep-06	$5.918		$5.918	0.9400	$5.56	Sep-06	$5.918		$5.918	0.9400	$5.56
Oct-06	$5.948		$5.948	0.9348	$5.56	Oct-06	$5.948		$5.948	0.9348	$5.56
Nov-06	$6.253		$6.253	0.9295	$5.81	Nov-06	$6.253		$6.253	0.9295	$5.81
Dec-06	$6.548		$6.548	0.9243	$6.05	Dec-06	$6.548		$6.548	0.9243	$6.05
Jan-07	$6.778		$6.778	0.9191	$6.23	Jan-07	$6.778		$6.778	0.9191	$6.23
Feb-07	$6.755		$6.755	0.9140	$6.17	Feb-07	$6.755		$6.755	0.9140	$6.17
Mar-07	$6.565		$6.565	0.9088	$5.97	Mar-07	$6.565		$6.565	0.9088	$5.97
Apr-07	$5.705		$5.705	0.9037	$5.16	Apr-07	$5.705		$5.705	0.9037	$5.16
May-07	$5.580		$5.580	0.8987	$5.01	May-07	$5.580		$5.580	0.8987	$5.01
Jun-07	$5.610		$5.610	0.8936	$5.01	Jun-07	$5.610		$5.610	0.8936	$5.01
Jul-07	$5.630		$5.630	0.8886	$5.00	Jul-07	$5.630		$5.630	0.8886	$5.00
Aug-07	$5.650		$5.650	0.8836	$4.99	Aug-07	$5.650		$5.650	0.8836	$4.99
Sep-07	$5.620		$5.620	0.8787	$4.94	Sep-07	$5.620		$5.620	0.8787	$4.94
Oct-07	$5.625		$5.625	0.8738	$4.91	Oct-07	$5.625		$5.625	0.8738	$4.91
Nov-07	$5.925		$5.925	0.8689	$5.15	Nov-07	$5.925		$5.925	0.8689	$5.15
Dec-07	$6.215		$6.215	0.8640	$5.37	Dec-07	$6.215		$6.215	0.8640	$5.37
Jan-08	$6.455		$6.455	0.8592	$5.55	Jan-08	$6.455		$6.455	0.8592	$5.55
Feb-08	$6.428		$6.428	0.8543	$5.49	Feb-08	$6.428		$6.428	0.8543	$5.49
Mar-08	$6.213		$6.213	0.8495	$5.28	Mar-08	$6.213		$6.213	0.8495	$5.28
Apr-08	$5.373		$5.373	0.8448	$4.54	Apr-08	$5.373		$5.373	0.8448	$4.54
May-08	$5.243		$5.243	0.8400	$4.40	May-08	$5.243		$5.243	0.8400	$4.40
Jun-08	$5.268		$5.268	0.8353	$4.40	Jun-08	$5.268		$5.268	0.8353	$4.40
Jul-08	$5.298		$5.298	0.8306	$4.40	Jul-08	$5.298		$5.298	0.8306	$4.40
Aug-08	$5.323		$5.323	0.8260	$4.40	Aug-08	$5.323		$5.323	0.8260	$4.40
Sep-08	$5.298		$5.298	0.8214	$4.35	Sep-08	$5.298		$5.298	0.8214	$4.35
Oct-08	$5.308		$5.308	0.8168	$4.34	Oct-08	$5.308		$5.308	0.8168	$4.34
Nov-08	$5.583		$5.583	0.8122	$4.53	Nov-08	$5.583		$5.583	0.8122	$4.53
Dec-08	$5.858		$5.858	0.8076	$4.73	Dec-08	$5.858		$5.858	0.8076	$4.73
Jan-09	$6.098		$6.098	0.8031	$4.90	Jan-09	$6.098		$6.098	0.8031	$4.90
Feb-09	$6.088		$6.088	0.7986	$4.86	Feb-09	$6.088		$6.088	0.7986	$4.86
Mar-09	$5.903		$5.903	0.7941	$4.69	Mar-09	$5.903		$5.903	0.7941	$4.69
Apr-09	$5.083		$5.083	0.7897	$4.01	Apr-09	$5.083		$5.083	0.7897	$4.01
May-09	$4.963		$4.963	0.7852	$3.90	May-09	$4.963		$4.963	0.7852	$3.90
Jun-09	$4.988		$4.988	0.7808	$3.89	Jun-09	$4.988		$4.988	0.7808	$3.89
Jul-09	$5.018		$5.018	0.7765	$3.90	Jul-09	$5.018		$5.018	0.7765	$3.90
Aug-09	$5.048		$5.048	0.7721	$3.90	Aug-09	$5.048		$5.048	0.7721	$3.90
Sep-09	$5.028		$5.028	0.7678	$3.86	Sep-09	$5.028		$5.028	0.7678	$3.86
Oct-09	$5.058		$5.058	0.7635	$3.86	Oct-09	$5.058		$5.058	0.7635	$3.86
Nov-09	$5.343		$5.343	0.7592	$4.06	Nov-09	$5.343		$5.343	0.7592	$4.06
Dec-09	$5.618		$5.618	0.7549	$4.24	Dec-09	$5.618		$5.618	0.7549	$4.24
Jan-10	$5.848		$5.848	0.7507	$4.39	Jan-10	$5.848		$5.848	0.7507	$4.39
Feb-10	$5.838		$5.838	0.7465	$4.36	Feb-10	$5.838		$5.838	0.7465	$4.36
Mar-10	$5.668		$5.668	0.7423	$4.21	Mar-10	$5.668		$5.668	0.7423	$4.21
Apr-10	$4.890		$4.890	0.7381	$3.61	Apr-10	$4.890		$4.890	0.7381	$3.61
May-10	$4.790		$4.790	0.7340	$3.52	May-10	$4.790		$4.790	0.7340	$3.52
Jun-10	$4.815		$4.815	0.7299	$3.51	Jun-10	$4.815		$4.815	0.7299	$3.51
Jul-10	$4.840		$4.840	0.7258	$3.51	Jul-10	$4.840		$4.840	0.7258	$3.51
Aug-10	$4.865		$4.865	0.7217	$3.51	Aug-10	$4.865		$4.865	0.7217	$3.51
Sep-10	$4.880		$4.880	0.7177	$3.50	Sep-10	$4.880		$4.880	0.7177	$3.50
Oct-10	$4.895		$4.895	0.7137	$3.49	Oct-10	$4.895		$4.895	0.7137	$3.49
Nov-10	$5.105		$5.105	0.7097	$3.62	Nov-10	$5.105		$5.105	0.7097	$3.62
Dec-10	$5.315		$5.315	0.7057	$3.75	Dec-10	$5.315		$5.315	0.7057	$3.75
Jan-11	$5.668		$5.668	0.7017	$3.98	Jan-11	$5.668		$5.668	0.7017	$3.98
Feb-11	$5.658		$5.658	0.6978	$3.95	Feb-11	$5.658		$5.658	0.6978	$3.95
Mar-11	$5.488		$5.488	0.6939	$3.81	Mar-11	$5.488		$5.488	0.6939	$3.81
Apr-11	$4.710		$4.710	0.6900	$3.25	Apr-11	$4.710		$4.710	0.6900	$3.25
May-11	$4.610		$4.610	0.6861	$3.16	May-11	$4.610		$4.610	0.6861	$3.16
Jun-11	$4.635		$4.635	0.6823	$3.16	Jun-11	$4.635		$4.635	0.6823	$3.16
Jul-11	$4.660		$4.660	0.6784	$3.16	Jul-11	$4.660		$4.660	0.6784	$3.16
Aug-11	$4.685		$4.685	0.6746	$3.16	Aug-11	$4.685		$4.685	0.6746	$3.16
Sep-11	$4.700		$4.700	0.6709	$3.15	Sep-11	$4.700		$4.700	0.6709	$3.15
Oct-11	$4.715		$4.715	0.6671	$3.15	Oct-11	$4.715		$4.715	0.6671	$3.15
Nov-11	$4.925		$4.925	0.6633	$3.27	Nov-11	$4.925		$4.925	0.6633	$3.27
Dec-11	$5.135		$5.135	0.6596	$3.39	Dec-11	$5.135		$5.135	0.6596	$3.39
Jan-12	$5.508		$5.508	0.6559	$3.61	Jan-12	$5.508		$5.508	0.6559	$3.61
Feb-12	$5.498		$5.498	0.6523	$3.59	Feb-12	$5.498		$5.498	0.6523	$3.59
Mar-12	$5.328		$5.328	0.6486	$3.46	Mar-12	$5.328		$5.328	0.6486	$3.46
Apr-12	$4.550		$4.550	0.6450	$2.93	Apr-12	$4.550		$4.550	0.6450	$2.93
May-12	$4.450		$4.450	0.6413	$2.85	May-12	$4.450		$4.450	0.6413	$2.85
Jun-12	$4.475		$4.475	0.6377	$2.85	Jun-12	$4.475		$4.475	0.6377	$2.85
Jul-12	$4.500		$4.500	0.6342	$2.85	Jul-12	$4.500		$4.500	0.6342	$2.85
Aug-12	$4.525		$4.525	0.6306	$2.85	Aug-12	$4.525		$4.525	0.6306	$2.85
Sep-12	$4.540		$4.540	0.6271	$2.85	Sep-12	$4.540		$4.540	0.6271	$2.85
Oct-12	$4.555		$4.555	0.6236	$2.84	Oct-12	$4.555		$4.555	0.6236	$2.84
Nov-12	$4.765		$4.765	0.6201	$2.95	Nov-12	$4.765		$4.765	0.6201	$2.95
Dec-12	$4.975		$4.975	0.6166	$3.07	Dec-12	$4.975		$4.975	0.6166	$3.07
Jan-13	$5.368		$5.368	0.6131	$3.29	Jan-13	$5.368		$5.368	0.6131	$3.29
Feb-13	$5.358		$5.358	0.6097	$3.27	Feb-13	$5.358		$5.358	0.6097	$3.27
Mar-13	$5.188		$5.188	0.6063	$3.15	Mar-13	$5.188		$5.188	0.6063	$3.15
Apr-13	$4.410		$4.410	0.6029	$2.66	Apr-13	$4.410		$4.410	0.6029	$2.66
May-13	$4.310		$4.310	0.5995	$2.58	May-13	$4.310		$4.310	0.5995	$2.58
Jun-13	$4.335		$4.335	0.5961	$2.58	Jun-13	$4.335		$4.335	0.5961	$2.58
Jul-13	$4.360		$4.360	0.5928	$2.58	Jul-13	$4.360		$4.360	0.5928	$2.58
Aug-13	$4.385		$4.385	0.5895	$2.58	Aug-13	$4.385		$4.385	0.5895	$2.58
Sep-13	$4.400		$4.400	0.5862	$2.58	Sep-13	$4.400		$4.400	0.5862	$2.58
Oct-13	$4.415		$4.415	0.5829	$2.57	Oct-13	$4.415		$4.415	0.5829	$2.57

				73.98	$406.00					0.5829	$406.00

Initialed as to correctness	MLL

Appendix B to Termination Agreement Dated January 14, 2005
NYMEX Reference Price

	$5.329

NYMEX Final Price

	$5.488

NYMEX Price Differential

	$0.1590

Base Partial Termination Payment

$(9,500,000)	Plus the Product of

$(28,200,000)	Times	0.1590

Equals	$(13,984,844)

Initialed as to correctness	MLL

Appendix C to Termination Agreement Dated January 14, 2005
NYMEX Reference Price

		$5.329

NYMEX Final Price

	$

NYMEX Price Differential

	$

Base Partial Termination Payment

$(9,500,000)	Plus the Product of

$(28,200,000)	Times

Equals		$(9,500,000)

Initialed as to correctness	MLL

APPENDIX D
APPROVED OTC BROKERS
1.	Mancapital LLC
2.	Spectron Energy Inc.
3.	Edf Mann
4.	APB Energy, Inc.
5.	TFS
6.	Amerex
7.	Choice Energy
8.	GFI Energy